Yankee Atomic Electric Company
BALANCE SHEET
ASSETS
                             As of June 30,
1999
                               (UNAUDITED)

                                                    June       December
                                                    1999         1998
                                                   --------    --------
UTILITY PLANT AT ORIGINAL COST
          Electric Property at Original Cost           $136,960     $136,960
          Total Utility Plant                           136,960      136,960

CURRENT ASSETS
          Cash and Cash Equivalents                  11,920,155   15,747,433
          Restricted Cash                                     0    3,000,000
          Accounts Receivable
            Service                                     526,735      883,757
            Other                                     3,230,228    3,298,028
          Prepayments                                 6,965,948    6,938,200

          Total Current Assets                       22,643,066   29,867,418


DEFERRED CHARGES AND OTHER ASSETS
          Trust Funds
            Plant Decommissioning                   153,450,025  150,659,185
          Regulatory Assets
            Closure                                  40,757,375   61,378,901
            Net Unrecovered Assets                    5,961,162    8,920,847
            DOE Decontamination and Decommissioning Fee           10,820,736     12,229,138
            Other                                       204,250      306,364
          Other Deferred Charges and Other Assets     4,285,483    4,516,787

          Total Deferred Charges and Other Assets   215,479,031  238,011,222


          TOTAL ASSETS AND OTHER DEBITS            $238,259,057 $268,015,600




                     Yankee Atomic Electric Company
                              BALANCE SHEET
                STOCKHOLDERS' INVESTMENT AND LIABILITIES
                           As of June 30, 1999
                               (UNAUDITED)

                                                      June     December
                                                      1999       1998
                                                    --------   ---------
CAPITALIZATON
          Common Stock                              $15,340,000  $15,340,000
          Retained Earnings                           3,430,051    5,604,104

              Total Capitalization                   18,770,051   20,944,104


CURRENT LIABILITIES
          Accounts Payable                              137,441      136,859
          Accounts Payable to Associated Companies      452,046    6,875,086
          Accrued Interest and Taxes                  1,572,687      (1,551)
          Other Current Liabilities                   1,319,100    3,979,477

              Total Current Liabilities               3,481,274   10,989,871


RESERVES AND DEFERRED CREDITS
          Reserves
            Plant Decommissioning                   153,450,025  150,659,185

          Deferred Credits
            Regulatory Liabilities
              Closure                                40,757,375   61,378,901
              DOE Decontamination and Decommissioning Fee         10,539,055     11,384,096
              Other                                      31,154       46,736
            Accumulated Deferred Income Tax Liabilities            3,094,481      4,576,648
            Unamortized Investment Tax Credits           50,192       75,302
            Other Deferred Credits                    8,085,450    7,960,757


              Total Reserves and Deferred Credits   216,007,732  236,081,625

          TOTAL LIABILITIES AND OTHER CREDITS      $238,259,057 $268,015,600
